Exhibit 99.1

IIOT-OXYS INC. ANNOUNCES THE SUCCESSFUL DELIVERY OF ITS INTELLIGENT EDGE SOLUTION FOR AUTOMOTIVE MANUFACTURING AND EXPANDS SOLUTION TO OTHER MARKET VERTICALS.

CAMBRIDGE, MA / ACCESSWIRE / August 24, 2018 / IIOT-OXYS, Inc. announced today that it has successfully fulfilled a contract for the deployment of its Intelligent Edge Solution for the monitoring of machines in automotive manufacturing. The solution successfully deployed this week has also been modified and adopted to other market verticals.

Cliff Emmons, CEO of IIOT-OXYS, Inc., commented that “this delivery is a key milestone in the commercialization of our Intelligent Edge Solution and represents the first of an expected series of deliveries to this particular customer at their facilities in Detroit. We have also taken the same underlying hardware and software architecture for this product and we have generalized it to be able to meet a wide variety of machine monitoring needs. We expect to deploy this configuration on machines for several other customers in other industries within Calendar Year 2018.”

Antony Coufal, CTO of IIOT-OXYS, Inc., observed that “the Intelligent Edge platform offers us an excellent launching point for the deployment of additional capabilities to customers. For this automotive customer, their first need is in energy monitoring and to understand precisely how the energy is utilized within their plant. We can generalize on this knowledge and move into areas such as predictive maintenance and process quality by doing more sophisticated data analysis, which we are developing now and anticipate releasing later in 2018. The bottom line benefits to our customers include: operational cost savings, increased asset utilization, better machine reliability, and improved process and product quality.”

Cliff Emmons, CEO, added that “although this initial order is for three units, we expect this same customer to significantly increase demand this year. As previously noted, this deployment also positions us to rapidly configure and ship similar units to other customers in order to meet their machine monitoring needs. It is a great step in achieving our goal of creating a baseline offering of hardware and software that can then be customized to meet specific customer needs.”

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Clifford L. Emmons

CEO

IIoT-OXYS, Inc.

info@oxyscorp.com

+1 617 500 5101

www.oxyscorp.com

www.herelab.io

SOURCE: IIoT-OXYS, Inc.